Exhibit 99.1


NEWS RELEASE                                             Contact:  Tom Armstrong
For Immediate Release                                               203/749-7174
                                                            or ta@cannondale.com

                       Cannondale Announces Plans To File
                          Voluntary Chapter 11 Petition

(Bethel, CT - 1/27/03) Cannondale Corporation (Nasdaq: BIKE), has announced that it intends to file a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on January 28th.

Cannondale and its lenders, The CIT/Business Credit, Inc. and Pegasus Partners II, L.P. have reached an agreement in principle that, subject to Bankruptcy Court approval, will provide the Company with interim financing to fund post-petition operating expenses and to meet supplier and employee commitments. "The interim financing will be used to continue the operation of our bicycle business," said Cannondale Founder and President Joe Montgomery.

Cannondale has also reached an agreement in principle with Pegasus Partners II, L.P. to sell substantially all of its assets to Pegasus Partners II, L.P. pursuant to Section 363 of the Bankruptcy Code, subject to better and higher offers and court approval. Pegasus would operate the bicycle business as a going concern with the involvement of current management and would purchase separately the Company's motorsports assets, including the intellectual property related to the design of Cannondale's motorsports products. In the meantime, management continues to work with other potential interested buyers for either or both of these businesses.

Because the Company has obtained interim post-petition financing, Cannondale will be able to pay vendors for goods and services received after the filing in the ordinary course of business.

Montgomery explained that difficulties with Cannondale's motorsports business made the filing necessary, and that the Company has determined to suspend operations of the motorsports division pending a potential sale. "The motorsports division was threatening the bicycle division," explained Montgomery. "Although we believe in the value of our motorsports products, we did not have sufficient financial resources to make the additional investments necessary. We look forward to bringing a renewed focus to our core bicycle business and to working through this present challenge with the greatest possible speed."

The suspension of operations of the motorsports division will mean that production workers who had been furloughed from Cannondale's motorsports factory in Bedford, Pennsylvania in December will not be recalled. Production workers at Cannondale's Bedford bicycle factory, who have been idled during a recent shutdown, are scheduled to return to work in the near future.


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The Company's foreign subsidiaries are not included in the filing. Business done through Cannondale subsidiaries in Europe, Japan and Australia accounted for approximately 42% of the Company's total sales in fiscal 2002.

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to maintain sufficient debtor-in-possession financing to fund its operations and the expenses of the Chapter 11 process; the outcome and timing of the Company's efforts to restructure and/or sell certain of its assets, including the ability of the Company to execute and close a definitive agreement with Pegasus Partners II, L.P. or any other purchaser; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 proceeding; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the case to a Chapter 7 proceeding; the ability of the Company to obtain and maintain normal terms with its vendors and dealers; the Company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceeding on the Company's liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and employees; the ability of the Company to attract and retain customers; risks and uncertainties relating to market acceptance of the Company's products; competition; the effectiveness of the Company's dealer networks and sales teams; changes in the level of discretionary consumer spending; the timing of future parts receipts, which may impact the Company's ability to fill orders; as well as those risks and uncertainties discussed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

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